Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-155761
(Supplementing Preliminary Prospectus Supplement
dated September 21, 2010)

5,000,000 Common Shares
Winthrop Realty Trust
Free Writing Prospectus
September 21, 2010

This free writing prospectus is being filed to advise you of the increase in number of common shares being offered and certain other changes in the terms of the preliminary prospectus supplement, dated September 21, 2010, to the prospectus dated October 13, 2009 (together, the “Preliminary Prospectus”) included in the Registration Statement on Form S-3 (File No. 333-155761) of Winthrop Realty Trust (the “Company”), relating to the Company’s proposed offer and sale of of its common shares. This free writing prospectus relates only to the securities described in the Preliminary Prospectus, and should be read together with the Preliminary Prospectus.

To review the Preliminary Prospectus, click the following link on the SEC web site at www.sec.gov as follows: http://www.sec.gov/Archives/edgar/data/37008/000093041310004838/c62785_424b3.htm

Upsize of Offering
Shares offered:	5,000,000 (excluding option to purchase 750,000
additional common shares)

Shares outstanding after offering:	26,231,888 (excluding option to purchase up to 750,000
additional common shares)

Proceeds after deducting underwriting discounts and commissions, and before expenses:	Based on an assumed offering price of $13.85 per share, which was the last reported trading price of our common shares on the NYSE on September 21, 2010, the Company estimates that the net proceeds of this offering will be approximately $65,738,500 (or approximately $75,606,625 if the underwriter exercises its option to purchase additional shares in full), after deduction of underwriting discounts and commissions and expenses payable by the Company.

Closing date:	September 27, 2010

CUSIP:	976391300

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0000037008.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, THE UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS CAPITAL INC. TOLL FREE AT 1-888-227-2275.